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                                                                    Exhibit 13



                             STOCK OPTION AGREEMENT
                             ----------------------

              THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), dated as of January 21, 2000 (the "Date of Grant"), grant number PF001598, by and between Prism Financial Corporation, a Delaware corporation (the "Company"), and Mark A. Filler (the "Optionee"). Unless stated otherwise, any capitalized terms not defined herein shall have their respective meanings set forth in the Prism Financial Corporation 1999 Omnibus Stock Incentive Plan (the "Plan").

                                R E C I T A L S:
                                ----------------

              WHEREAS, prior to the date hereof, the Board of Directors (the "Board") of the Company adopted, and the stockholders of the Company approved, the Plan;

              WHEREAS, the success of the Company's business is dependent on the continued loyalty of the Optionee.

              NOW THEREFORE, in consideration of Optionee's agreement to be bound by the Confidential Information, Non-Solicitation provisions contained herein (the "Employee Covenants") and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

              1 . Number of Shares. In consideration for Optionee's agreement to be bound by the Employee Covenants, the Company hereby grants to the Optionee the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, 100,000 shares of the Company's Common Stock (the "Option Shares") at a price of $3.3750 per share (the "Option Exercise Price"), which is equal to the last per-share trading price of the Company's Common Stock on the Date of Grant. The Option in not intended to constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code").

              2. Option Term, The term of the Option and of this Option Agreement (the "Option Term") shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to this Option Agreement, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon expiration of the Option Term, all rights of the Optionee hereunder shall terminate.

              3. Conditions of Exercise. (a) Subject to Section 7 below, the Option shall vest and become exercisable as to one-third (33.3%) of the Option
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Shares on each of the first three anniversaries of the Date Of Grant; provided, however, that if Optionee is employed by the Company (or any successor corporation) upon a Change in Control (as defined below) one hundred percent (100%) of the Option Shares shall vest and become exercisable in full as of such date; provided further that if Optionee's employment is terminated by the Company (or any successor corporation) without Cause (as defined below) the Option shall become vested and fully exercisable as of the date of termination.

              For purposes of this Option Agreement, a "Change in Control" of the Company shall be deemed to occur as of such time of: (i) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities (assuming for purposes of this calculation that all consideration paid by such "person" (together with its affiliates) in exchange for securities of the Company was exchanged for Common Stock in the secondary market, regardless of whether such consideration was actually exchanged for other securities of the Company), (ii) the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) consummation of a plan of complete liquidation of the Company or of the sale or disposition by the Company of all or substantially all of the Company's assets.

              For purposes of this Option Agreement, "Cause" shall mean the occurrence of any of the following events, (i) Optionee's conviction of or guilty or nolo contenders plea to the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, (ii) an action by Optionee involving material theft or fraud in connection with Optionee's duties as an employee/officer of the Company, (iii) Optionee's willful failure to abide by or follow any lawful direction of the Board of Directors (after reasonable notice) or (iv) material, willful violation of the Employee Covenants.

                      (b) Except as otherwise provided herein, the right of the Optionee to purchase Option Shares with respect to which this Option has become

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exercisable may be exercised in whole or in part at any time or from time to time prior to expiration of the Option Term.

              4.      Adjustments.

                      (a) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or similar change affecting the Common Stock which does not constitute a Change in Control, a substitution or proportionate adjustment shalt be made in the kind, number and option price of shares of Common Stock subject to the unexercised portion of the Option (after allowing Optionee the opportunity to exercise the Option to the extent vested), as may be determined by the Board of Directors in its sole discretion.

                      (b) In the event of a Change in Control, the Board of Directors shall cause the unexercised portion of the Option (after allowing Optionee the opportunity to exercise the Option to the extent vested) to convert into the right to receive one of the following, at the discretion of the Board of Directors: (i) an equivalent amount of stock that is registered under applicable securities laws, unrestricted, actively tradable and listed on the NYSE, AMSE or NASDAQ exchanges, (ii) if such Change in Control involves the purchase of all Common Stock then held by the general public, the same form, type and amount of consideration per share of Common Stock as is received by such public shareholders in connection with such Change in Control, or (iii) the right to receive an amount of cash equal to the product of (A) the number of shares of Option Shares underlying the previously unexercised portion of the Option multiplied b (B) the remainder of (x) the highest price paid (as part of such Change in Control) per share of Common Stock sold to the public in connection with the Company's initial public offering of Common Stock (the "Public Price") (or, in the event such Change in Control does not involve a purchase of such publicly traded Common Stock, the highest price paid per share of Common Stock to any shareholder) minus (y) the Option Exercise Price.

                       (c) Nothing in this Section 4 shall be construed in such a way as to prejudice the rights or treatment of Optionee as compared to the rights or treatment afforded to other holders of options to acquire Common Stock.

               5. Nontransferability of Option and Option Shares. Except as otherwise provided by the Administrator, the Option and this Option Agreement shall not be transferable and, during the lifetime of Optionee, the Option may be exercised only by Optionee. Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall riot

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be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

                 6. Method of Exercise of Option. The Option may be exercised by means of written notice of exercise to the Company specifying the number of Option Shares to be purchased, accompanied by payment in full of the aggregate Option Exercise Price and any applicable withholding taxes (i) in cash or by check, (ii) by means of a cashless exercise procedure either through a broker or, at the discretion of the Administrator, through withholding of shares of Common Stock otherwise issuable upon exercise of the Option in an amount sufficient to pay the exercise price and any applicable withholding taxes, (iii) in the form of unrestricted Stock already owned by the Optionee which, (a) in the case of unrestricted Stock acquired upon exercise of an option, has been owned by the Optionee for more than six months on the date of surrender and (b) has a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Stock as to which such Stock Option shall be exercised, or (iv) by any other means of exercise authorized from time to time in the Plan and/or by the Board of Directors.

                  7.       Effect of Termination of Employment. Subject to
Section 3(a), upon the termination of Optionee's employment or service with the Company or any Subsidiary under any circumstances, the Option shall immediately terminate as to any Option Shares that have not previously vested as of the date of such termination (the "Termination Date"). Any portion of the Option that has vested as of the Termination Date (including any portion which vests as a result of such termination pursuant to section 3(a) above) shall be exercisable in whole or in part for a period of two years following the Termination Date; provided, further, that, in the event of Optionee's termination for Cause, the Option shall immediately terminate as to all unvested Option Shares. Upon expiration of such two-year period any unexercised portion of the Option shall terminate in full.

                  8.       Confidentiality, Non-Solicit

                           (a)      Confidential Information. Optionee agrees
not to disclose the terms of this Agreement to any officer or employee of any Company Entity, except the Board of Directors or their respective designees. Optionee acknowledges and agrees that (i), during the course of his employment with the Company, Optionee will have produced and/or have access to confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates (each a "Company Entity" and collectively the "Company Entities") and the business


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and investments of the Company Entities, including but not limited to such information, knowledge or data with respect to agreements, records, notebooks, formulae, products, marketing and training techniques, methods, future plans or operating practices, trade secrets, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, works-in-progress, discoveries, improvements, designs, drawings and other information, including customer lists, pricing methods and personnel of the Company Entities ("Confidential Information"), and (ii) the unauthorized use or sale of any of such Confidential Information at any time would constitute unfair competition with the Company. Optionee shall hold in a fiduciary capacity for the benefit of the Company Entities and shall not at any time, without the prior written consent of the Company or as may otherwise be required by law or legal process, knowingly communicate or divulge any Confidential Information to anyone other than the Company and Company Entity and those designated by the Company.

                      (b) Removal of Documents, Rights to Inventions. All records, files, drawings, documents, models, programs, computer media, files and lists (including all originals and all copies) and the like relating to the business of the Company Entities, which the Optionee prepares, uses or comes into contact with and which contain Confidential Information shall not be removed by the Optionee from the premises of any Company Entity (without the written consent of the Company) during or after Optionee's employment with the Company unless such removal shall be required or appropriate in connection with his carrying out his duties under his employment with the Company and, if so removed by the Optionee, shall be returned to the Company immediately upon termination of the Optionee's employment with the Company, All tangible items obtained by Optionee during the course of employment, and related to the business of the Company Entities, including, without limitation, phones, keys, computers, credit cards, lists, manuals, office equipment, furniture, and the like, shall be the sole and exclusive property of the Company, and Optionee shall surrender them to the Company upon termination of Optionee's employment with the Company or at any time upon the request of Prism. Optionee shall assign to the Company all rights to inventions, trade secrets, other products and related intellectual property developed by him alone or in conjunction. with others at any time while employed by any Company Entity and will cooperate in its efforts to pursue patents, copyrights, trade secrets, trademarks, or any other intellectual property right, whether domestic or foreign, embodying intellectual property assigned hereunder, or in protecting its rights thereto.

                      (c) Non-Solicitation. Optionee shall not engage in any Prohibited Activity while he is employed by any Company Entity. In the event of the termination of Optionee's employment for any reason, Optionee shall not engage in

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any Prohibited Activity for a period of eighteen (18) months following the date of Optionee's termination,

               For purposes of this Option Agreement, "Prohibited Activity" shall mean (i) soliciting, diverting or taking away or attempting to divert or take away, directly or indirectly, the business or patronage of any customers, referral sources or others doing business with any Company Entity (determined as of the date of Optionee's termination) or (ii) directly or indirectly (whether on Optionee's own behalf or on behalf of any other person or entity) soliciting, enticing, advising or encouraging any officer, employee or consultant (determined as of the date of Optionee's termination) of any Company Entity to terminate such person's or entity's employment or consulting relationship or, with respect to any officer or employee, hiring any such officer or employee. If, at any time, the provisions of this Section 8(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Optionee agrees that this Section 8(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                       (d) In the event of a breach or threatened breach of subsection (a), (b) or (c) of this Section 8, Optionee agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Optionee acknowledging that damages would be inadequate and insufficient.

                       (e) Any termination of Optionce's employment shall have no effect on the continuing operation of this Section 8.

               9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below:



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       If to Company:         Prism Financial Corporation
                              Prism Center
                              440 North Orleans
                              Chicago, IL 60610
                              Attn: Corporate Secretary
                              Facsimile: 312-494-0082

       with a copy to:        Skadden, Arps, Slate, Meagher & Flom (Illinois)
                              333 West Wacker Drive
                              Chicago, IL 60606-1285
                              Attn: Rodd M. Schreiber
                              Facsimile: 312-407-0411

       If to the Optionee:    Mark A.Filler
                              ------------------------
                              Name


                              Address:
                              226 Prospect
                              Highland Park, IL 60035

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

                10. Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that the Optionee furnish a written representation that he or she is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public.

                11. Change of Control. Upon a Change of Control (as defined in paragraph 3), a cash payment will be paid as determined and approved by the Board of Directors.

                12. Witholding, Requirements. The Company's obligations under this Option Agreement shall be subject to all applicable tax and other withholding


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requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee.

                13. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                14. Governing Law, This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

                15. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

                16. Amendments. This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

                17. Rights as a Stockholder. Neither the Optionee nor any of the Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

                18. Agreement Not a Contract of Employment. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as an employee of the Company or any Subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

                19. Authority of the Board. The Board of Directors shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Board of Directors as to any such matter of interpretation or construction shall be final, binding and conclusive.

                20. Dispute Resolution. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good-faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within 30 calendar days of receipt of such notice (or such other period to which the parties may agree) will be



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submitted to an arbitrator selected by mutual agreement of the parties.  In the event that, within 50 days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to The dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing miles of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in Writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the nonprevailing party or parties.



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              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement on the day and year first above written.

                                      PRISM FINANCIAL CORPORATION

                                      By /s/ Richard L. Welleck
                                        ----------------------------------
                                      Name Richard L. Wellek
                                      Title Chairman

                                      The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan, herein incorporated by reference.

                                      /s/ Mark A. Filler
                                      ----------------------------------
                                      The Optionee







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